Exhibit 99.1

NEWS RELEASE

RGC RESOURCES, INC.

Release Date:                  February 22, 2022

Contact:                           Paul W. Nester

                                        President and CEO

Telephone:                      (540) 777-3837

RGC RESOURCES, INC. STATEMENT REGARDING

MOUNTAIN VALLEY PIPELINE PROJECT

Roanoke, VA (February 22, 2022) -- RGC Midstream, LLC (“Midstream”), a subsidiary of RGC Resources, Inc. (“Resources”, the “Company”, NASDAQ: RGCO), issued the following statement concerning its investment in the Mountain Valley Pipeline (“MVP”), LLC:

Due primarily to recent decisions by the U.S. Court of Appeals for the Fourth Circuit (the “Court”) vacating and remanding certain permits necessary for the completion of MVP construction and commercial operation, and the greater uncertainty that now exists given the Court’s actions, as well as the recent actions by project partners to impair their respective investments and the discontinuance of the previously-publicized summer 2022 in-service target for the MVP project, Midstream is evaluating the degree to which a material impairment to its investment exists. It is likely that Midstream will recognize a material impairment charge in the fiscal second quarter. A public disclosure concerning the nature and amount of the impairment charge will be made in accordance with SEC rules.

Regardless of impairment to Midstream’s investment in the MVP joint venture, Resources remains committed to completing the MVP project and is supportive of engagement with federal agencies, legal counsel and the other joint venture partners to evaluate the best path forward.

Resources’ 2022 earnings guidance assumed a summer of 2022 MVP in-service. Projected earnings from Midstream’s equity investment were incorporated in Resources’ 2022 guidance. Due to the impairment evaluation and the discontinuance of the summer 2022 in-service target for the MVP project, Resources is withdrawing its fiscal 2022 earnings guidance.

The statements in this press release by Resources that are not historical facts constitute “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include the Company's expectations regarding an impairment charge, earnings guidance, estimated completion for the MVP project and commitment towards completing the MVP project. Management cautions the reader that these forward-looking statements are only predictions and are subject to a number of both known and unknown risks and uncertainties, and actual results may differ materially from those expressed or implied by these forward-looking statements as a result of a number of factors. These factors include, without limitation, adverse court rulings, financial challenges affecting expected earnings per share and EBITDA, technical, political or regulatory issues with natural gas exploration, production or transportation, impact of increased natural gas demand on natural gas price, relative cost of alternative fuel sources, lower demand for natural gas, regulatory, legal, technical, political or economic issues frustrating system or area expansion, regulatory, legal, technical, political or economic issues that may affect MVP, delay in completion of MVP, increase in cost to complete MVP, including by an increase in cost of raw materials or labor due to economic factors or regulatory issues such as tariffs, economic challenges that may affect the service area generally and customer growth or demand and deterioration of relationship with primary regulator, and those risk factors described in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, which is available at www.sec.gov and on the Company’s website at www.rgcresources.com.